Exhibit 99.1

FLIR Systems Announces Third Quarter 2020 Financial Results

– Third Quarter Revenue of $466.4 Million

– Total Backlog of $898.7 Million

– Third Quarter GAAP Diluted Earnings Per Share (“EPS”) of $0.46

– Third Quarter Adjusted Diluted EPS of $0.64

– Re-Initiates Full Year Fiscal 2020 Forward Guidance

ARLINGTON, Va. – October 30, 2020 – FLIR Systems, Inc. (NASDAQ: FLIR) (“FLIR” or the “Company”), a world leader in the design, manufacture, and marketing of intelligent sensing technologies, today announced financial results for the third quarter ended September 30, 2020.

Commenting on FLIR’s third quarter results, Jim Cannon, President and Chief Executive Officer, said, “I’m pleased with our third quarter results despite dynamic macro-economic conditions arising from the pandemic across some of the end markets we serve. We delivered important program wins, brought innovative new products to market, and on a year over year basis, expanded margins and drove earnings growth. Total backlog of $899 million remained at near-record levels, up 10.9% from the prior year quarter. In addition, we continue to realize expense savings through the ongoing execution of Project Be Ready, which aims to help our business profitably scale over the longer term while reducing costs in the near term. As a result, we improved adjusted operating margins by 110 basis points and adjusted net income by nearly 8% from the third quarter last year. As momentum continues to build across the enterprise, we believe our third quarter performance provides further evidence that the strategic pivot we embarked upon two years ago is working.”

Mr. Cannon concluded, “Based on our learnings from operating in the COVID-19 environment, our results year-to-date and outlook for the remainder of the fourth quarter, today we are re-initiating guidance for the full year 2020. Importantly, we expect to achieve year-over-year improvement in adjusted earnings per diluted share in 2020. Our commitment to driving value for shareholders remains at the forefront of everything we do and I feel confident that FLIR is well-positioned as we look to the future.”

Summary Results

Revenues for the quarter were $466.4 million, compared to $471.2 million the prior year quarter. Bookings totaled $451.2 million in the quarter, representing a book-to-bill ratio of 0.97. Backlog at the end of the quarter was $898.7 million, reflecting a 10.9% increase relative to the prior year quarter.

GAAP Earnings Results

Gross profit for the quarter was $228.9 million, compared to $229.7 million in the prior year quarter. Gross margin increased to 49.1% from 48.8% in the prior year quarter, primarily attributable to favorable product mix in the Industrial Technologies segment, partially offset by the ramp up of lower margin programs in the Defense Technologies segment. Earnings from operations for the quarter was $86.6 million, compared to $74.4 million in the prior year quarter. Operating margin increased to 18.6% from 15.8% in the prior year quarter, primarily as a result of decreases in intangible asset amortization, transaction and integration costs, and other operating expense reductions from Project Be Ready as well as marketing and travel costs, partially offset by an increase in deferred compensation costs. Diluted EPS was $0.46, compared to $0.46 in the prior year quarter. The weighted average diluted share count for the quarter was 132 million, down from 136 million in the prior year quarter primarily due to stock repurchase activity initiated in the first quarter of 2020.

Non-GAAP Earnings Results

Adjusted gross profit for the quarter was $238.5 million, compared to $239.9 million in the prior year quarter. Adjusted gross margin increased to 51.1% from 50.9% in the prior year quarter, primarily attributable to favorable product mix in the Industrial Technologies segment, partially offset by the ramp up of lower margin programs in the Defense Technologies segment. Adjusted operating income for the quarter was $104.8 million, compared to $100.8 million in the prior year quarter. Adjusted operating margin increased to 22.5% from 21.4% in the prior year quarter, primarily as a result of operating expense reductions from Project Be Ready as well as decreases in marketing and travel costs; partially offset by an increase in deferred compensation costs. Adjusted diluted EPS was $0.64, compared to $0.58 in the prior year quarter.

Segment Results

Industrial Technologies Segment

Industrial Technologies revenues for the quarter were $281.1 million, representing an increase of $23.2 million, or 9.0% compared to the prior year quarter. The increase was primarily attributable to heightened demand for EST solutions as a result of the COVID-19 pandemic and an increase in maritime product sales, partially offset by lower volume in other commercial end markets such as security products.

Industrial Technologies segment operating income was $87.7 million, compared to $63.7 million in the prior year quarter. Segment operating margin increased to 31.2% from 24.7% in the prior year quarter, primarily attributable to the aforementioned higher revenue and associated gross profit, favorable product mix, and operating expense reductions from Project Be Ready as well as lower marketing and travel costs.

Industrial Technologies bookings totaled $274.0 million for the quarter, representing a book-to-bill ratio of 0.97. Backlog at the end of the quarter was $342.4 million, reflecting a 25.1% increase relative to the prior year quarter, primarily as a result of award timing and an increased volume of long term orders.

Defense Technologies Segment

Defense Technologies revenues for the quarter of $185.3 million decreased by $28.0 million, or 13.1% compared to the prior year quarter. The revenue decrease was primarily attributable to shipment timing and the completion of certain contracts that contributed to revenue in the prior year quarter, partially offset by increased volumes for unmanned systems.

Defense Technologies segment operating income was $38.8 million, compared to $53.8 million in the prior year quarter. Segment operating margin decreased to 20.9% from 25.2% in the prior year quarter, primarily attributable to the aforementioned lower revenue and associated gross profit, partially offset by operating expense reductions from Project Be Ready as well as lower marketing and travel costs.

Defense Technologies bookings totaled $177.1 million for the quarter, representing a book-to-bill ratio of 0.96. Backlog at the end of the quarter was $556.3 million, reflecting a 3.6% increase relative to the prior year quarter, primarily as a result of increased orders in unmanned systems.

Balance Sheet and Liquidity

FLIR ended the third quarter of 2020 with $320.0 million in cash and cash equivalents and approximately $443 million in borrowing capacity under its credit facility based on current profitability levels and leverage covenants.

On August 3, 2020, the Company completed its previously announced public offering of $500 million aggregate principal amount 2.5% notes due August 1, 2030 (the “2030 Notes”). The aggregate net proceeds from the offering were approximately $494.2 million after deducting underwriting fees, debt discount and transaction issuance costs, which are being amortized over a period of ten years. Interest on the 2030 Notes is payable semiannually in arrears on February 1 and August 1 of each year beginning on February 1, 2021. The proceeds from the sale of the 2030 Notes were used to redeem the Company’s outstanding $425.0 million senior unsecured notes due June 15, 2021 and for general corporate purposes.

COVID-19 Update

As previously announced, FLIR’s businesses have been deemed essential for critical infrastructure under the Cybersecurity and Infrastructure Security Agency exemption, and all of its manufacturing facilities remain operational. FLIR has implemented stringent safety protocols and continues to monitor recommendations and guidelines issued by the Centers for Disease Control, the European Centre for Disease Prevention, and the World Health Organization to ensure the health and safety of its employees.

Given the high degree of uncertainty in the current macroeconomic environment resulting from COVID-19, the Company remains focused on cash optimization activities, disciplined capital allocation, and executing Project Be Ready to simplify its product portfolio and better align resources with higher growth opportunities while reducing costs.

Shareholder Return Activity

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.17 per share on FLIR common stock payable on December 4, 2020 to shareholders of record as of close of business on November 20, 2020.

Forward Guidance

As a result of the Company’s year-to-date performance and updated expectations for the remainder or the year, the Company is re-initiating and updating its originally issued guidance for the full year ending December 31, 2020 as follows:

•	Revenue in the range of $1.880 billion to $1.900 billion, from $1.850 billion to $1.925 billion;
•	Adjusted operating income margins of approximately 22.0%, from 20.0% to 21.0%;
•	Adjusted diluted earnings per share in the range of $2.30 to $2.35, from $2.10 to $2.30[1]

1Adjusted diluted earnings per share assumes an effective tax rate of 21% and weighted average diluted share count of approximately 133 million shares.

The Company’s updated forward guidance reflects the currently expected impacts related to COVID-19, however, the pandemic has generated significant uncertainty, including an overall lack of visibility into future demand trends and economic conditions in some of the markets in which FLIR operates. While the Company has re-initiated guidance for 2020 it cautions that market dynamics and impacts related to COVID-19 are fluid and changes to the current business environment could have a material impact on current expectations.

The forward guidance for 2020 includes forward-looking non-GAAP financial measures, which management uses in measuring performance. FLIR is not able to reconcile full year 2020 projected adjusted operating income or full year 2020 projected adjusted earnings per diluted share to the most comparable GAAP measures without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of the Charges (defined herein) and the exact timing and amount of comparability items throughout 2020. The unavailable information could have a significant impact on full year 2020 GAAP financial results.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. Eastern Time today to discuss its results for the quarter. The details for the conference call can be found below. A simultaneous webcast of the conference call and the accompanying summary presentation may be accessed online from a link in the Events & Presentations section of the Company’s Investor Relations website at www.FLIR.com/investor. A replay will be available upon completion of the conference call at this same internet address. Summary third quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section of the Company’s Investor Relations website.

Third Quarter Financial Results Conference Call

Date:	Friday, October 30, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-9039 (Domestic) 1-201-689-8470 (International)
Conference ID:	13711591
Webcast:	http://public.viavid.com/index.php?id=141817
Replay:
For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on October 30, 2020 through 11:59 p.m. Eastern Time on November 13, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13711591.

About FLIR Systems, Inc.

Founded in 1978, FLIR Systems is a world-leading industrial technology company focused on intelligent sensing solutions for defense and industrial applications. FLIR Systems’ vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com and follow @flir.

Forward-Looking Statements

Statements, estimates or projections in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following:

•	risks related to United States government spending decisions and applicable procurement rules and regulations;

•	negative impacts to operating margins due to reductions in sales or changes in product mix;

•	impairments in the value of tangible and intangible assets;

•	unfavorable results of legal proceedings;

•
risks associated with international sales and business activities, including the regulation of the export and sale of our products worldwide and our ability to obtain and maintain necessary export licenses, as well as the imposition of significant tariffs or other trade barriers;

•	risks related to subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing;

•	risks related to currency fluctuations;

•	adverse general economic conditions or volatility in our primary markets;

•	our ability to compete effectively and to respond to technological change;

•	risks related to product defects or errors;

•	our ability to protect our intellectual property and proprietary rights

•	cybersecurity and other security threats and technology disruptions

•	our ability to successfully manage acquisitions, investments and divestiture activities and integrate acquired companies;

•	our ability to achieve the intended benefits of our strategic restructuring;

•	our ability to attract and retain key senior management and qualified technical, sales and other personnel;

•	risks to our supply chain, production facilities or other operations, and changes to general, domestic, and foreign economic conditions, due to the COVID-19 pandemic; and

•	other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission.

COVID-19 may exacerbate one or more of the aforementioned and/or other risks, uncertainties and other factors more fully described in the Company’s reports filed with the SEC. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Definitions and Non-GAAP Financial Measures

Bookings are defined as contractual agreements awarded during the reporting period. Backlog is defined as total estimated amount of future revenues to be recognized under negotiated contracts.

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings, and (vi) adjusted diluted EPS. These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results as outlined in the "GAAP to Non-GAAP Reconciliation" table included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis. Items excluded consist of: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, (v) loss on debt extinguishment, and (vi) discrete tax items. We do not consider these items to be directly related to our core operating performance. Non-GAAP measures are used internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•	Separation, transaction, and integration costs – Represents transaction and integration costs related to divestiture and acquisition initiatives.

•	Amortization of acquired intangibles – Represents amortization expense associated with acquired intangible assets.

•
Restructuring expenses and asset impairment charges – Represents employee separation expenses, facility termination costs, and other expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company restructuring activities.

•
Discrete legal and compliance matters – Represents costs incurred associated with certain legal and compliance matters that are not representative of ongoing operational costs. These expenses are primarily attributable to an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations.

•
Loss on debt extinguishment – Represents the redemption premium and write-off of debt discount and debt issuance costs associated with redemption of the Company’s $425 million unsecured notes due June 15, 2021.

•
Discrete tax items – Represents tax expenses and benefits related to discrete events or transactions that are not representative of the Company’s estimated tax rate related to ongoing operations. These items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, changes in valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

Adjusted net earnings and adjusted diluted EPS include an estimate to reflect the tax effect of the discrete items identified above. The tax effect is calculated by applying the Company’s overall estimated effective tax rate, excluding significant discrete items, to earnings before income taxes.

Investor Relations
Lasse Glassen
Addo Investor Relations
Investors@flir.com
(424) 238-6249

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenue	$466,414	$471,248	$1,399,352	$1,397,982
Cost of goods sold	237,500	241,501	698,870	700,966
Gross profit	228,914	229,747	700,482	697,016

Operating expenses:
Research and development	47,848	49,800	157,707	150,437
Selling, general and administrative	94,196	103,393	299,114	321,596
Restructuring expenses	293	2,166	28,779	5,776
Total operating expenses	142,337	155,359	485,600	477,809

Earnings from operations	86,577	74,388	214,882	219,207

Interest expense	7,273	7,582	21,196	20,370
Interest income	(55)	(612)	(531)	(2,107)
Loss on debt extinguishment	9,126	-	9,126	-
Other (income) expense, net	(9,688)	292	78	938

Earnings before income taxes	79,921	67,126	185,013	200,006

Income tax provision	19,258	5,079	47,669	30,093

Net earnings	$60,663	$62,047	$137,344	$169,913

Net earnings per share:
Basic earnings per share	$0.46	$0.46	$1.04	$1.26
Diluted earnings per share	$0.46	$0.46	$1.03	$1.24

Weighted average shares outstanding:
Basic	131,125	134,741	131,848	135,264
Diluted	131,683	136,050	132,841	136,826

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and nine months ended September 30, 2020 that management has determined had no material effect for the periods presented.

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$319,995	$284,592
Accounts receivable, net	310,989	318,652
Inventories	474,845	388,762
Prepaid expenses and other current assets	122,857	116,728
Total current assets	1,228,686	1,108,734

Property and equipment, net	255,457	255,905
Deferred income taxes, net	37,902	39,983
Goodwill	1,350,647	1,364,596
Intangible assets, net	211,206	247,514
Other assets	129,014	120,809
Total assets	$3,212,912	$3,137,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$148,026	$158,033
Deferred revenue	25,802	28,587
Accrued payroll and related liabilities	88,097	72,476
Accrued product warranties	16,786	14,611
Advance payments from customers	13,631	28,005
Accrued expenses	35,421	40,815
Accrued income taxes	36,702	14,735
Other current liabilities	45,031	27,349
Credit facility	65,000	16,000
Long-term debt, current portion	12,743	12,444
Total current liabilities	487,239	413,055

Long-term debt, net of current portion	715,220	648,419
Deferred income taxes	38,148	53,544
Accrued income taxes	72,678	55,514
Other long-term liabilities	90,761	95,576

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at September 30, 2020 and December 31, 2019	-	-
Common stock, $0.01 par value, 500,000 shares authorized, 131,144 and 134,394 shares issued at September 30, 2020 and December 31, 2019, respectively, and additional paid-in capital	20,994	16,692
Retained earnings	1,964,104	2,020,686
Accumulated other comprehensive loss	(176,232)	(165,945)
Total shareholders' equity	1,808,866	1,871,433

Total liabilities and shareholders' equity	$3,212,912	$3,137,541

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Cash flows from operating activities:
Net earnings	$60,663	$62,047	$137,344	$169,913
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,467	27,122	71,217	76,037
Stock-based compensation	9,660	10,093	30,547	27,371
Loss on debt extinguishment	9,126	-	9,126	-
(Gain) loss on disposal of assets	(233)	-	3,352	-
Minority interest impairment charges	-	-	4,803	-
Deferred income taxes	55	(3,384)	(458)	(1,197)
Other, net	475	3,659	3,693	39
(Decrease) increase in cash, net of acquisitions, resulting from changes in:
Accounts receivable	(3,293)	24,588	7,970	5,460
Inventories	(36,451)	(6,611)	(83,215)	(30,215)
Prepaid expenses and other current assets	(279)	11,530	1,317	43
Other assets	(9,182)	7,862	(3,503)	11,474
Accounts payable	(702)	12,427	(11,182)	38,873
Deferred revenue	(4,760)	5,224	(2,862)	7,087
Accrued payroll and other liabilities	15,907	9,153	7,700	(4,120)
Accrued income taxes	23,037	(11,670)	35,153	(19,555)
Other long term liabilities	(5,316)	1,484	(14,813)	(4,385)
Net cash provided by operating activities	82,174	153,524	196,189	276,825

Cash flows from investing activities:
Additions to property and equipment, net	(9,894)	(14,253)	(37,136)	(32,034)
Proceeds from sale of assets	-	3,392	-	6,365
Business acquisitions, net of cash acquired	-	529	-	(601,927)
Minority interest and other investments	-	-	304	(5,000)
Net cash used in investing activities	(9,894)	(10,332)	(36,832)	(632,596)

Cash flows from financing activities:
Net proceeds from credit facility and long-term debt, including current portion	-	-	175,000	723,054
Repayment of credit facility and long-term debt	(129,217)	(15,539)	(135,352)	(393,634)
Repayment of 2021 Notes	(425,000)	-	(425,000)	-
Redemption premium of 2021 Notes	(8,509)	-	(8,509)	-
Net proceeds from issuance of 2030 Notes	494,234	-	494,234	-
Repurchase of common stock	-	(75,000)	(150,000)	(124,996)
Dividends paid	(22,291)	(22,788)	(67,297)	(68,852)
Proceeds from shares issued pursuant to stock-based compensation plans	-	3,426	7,309	20,776
Tax paid for net share exercises and issuance of vested restricted stock units	(163)	(112)	(10,234)	(10,458)
Other financing activities	-	(3)	-	(525)
Net cash (used in) provided by financing activities:	(90,946)	(110,016)	(119,849)	145,365

Effect of exchange rate changes on cash and cash equivalents	5,703	(6,670)	(4,105)	(6,347)

Net (decrease) increase in cash and cash equivalents	(12,963)	26,506	35,403	(216,753)
Cash and cash equivalents, beginning of period	332,958	268,885	284,592	512,144
Cash and cash equivalents, end of period	$319,995	$295,391	$319,995	$295,391

FLIR SYSTEMS, INC.
SEGMENT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
SEGMENT REVENUE
Industrial Technologies Segment	$281,119	$257,900	$857,732	$813,775
Defense Technologies Segment	185,295	213,348	541,620	584,207

SEGMENT EARNINGS FROM OPERATIONS
Industrial Technologies Segment	$87,743	$63,713	$259,145	$204,365
Defense Technologies Segment	38,811	53,809	113,120	146,485

SEGMENT OPERATING MARGIN
Industrial Technologies Segment	31.2%	24.7%	30.2%	25.1%
Defense Technologies Segment	20.9%	25.2%	20.9%	25.1%

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and nine months ended September 30, 2020 that management has determined had no material effect for the periods presented.

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30, 2020

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Loss on debt extinguishment	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$228,914	$246	$9,324	$-	$-	$-	$-	$238,484
Operating expenses	(142,337)	1,266	2,548	293	4,558	-	-	(133,672)
Earnings from operations	86,577	1,512	11,872	293	4,558	-	-	104,812
Non-operating expense, net	(6,656)	-	-	-	-	9,126	-	2,470
Earnings before income taxes	79,921	1,512	11,872	293	4,558	9,126	-	107,282
Income tax provision	(19,258)	(351)	(2,753)	(68)	(1,057)	(2,116)	3,066	(22,537)
Net earnings	$60,663	$1,161	$9,119	$225	$3,501	$7,010	$3,066	$84,745

Gross margin	49.1%	0.0%	2.0%	0.0%	0.0%	0.0%	0.0%	51.1%
Operating margin	18.6%	0.3%	2.5%	0.1%	1.0%	0.0%	0.0%	22.5%

Net earnings per diluted share	$0.46	$0.01	$0.07	$0.00	$0.03	$0.05	$0.02	$0.64
Weighted average diluted shares outstanding	131,683	131,683	131,683	131,683	131,683	131,683	131,683	131,683

	Three Months Ended September 30, 2019

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$229,747	$738	$9,407	$-	$-	$-	$239,892
Operating expenses	(155,359)	4,055	6,070	2,166	4,022	-	(139,046)
Earnings from operations	74,388	4,793	15,477	2,166	4,022	-	100,846
Non-operating expense, net	(7,262)	-	-	-	-	-	(7,262)
Earnings before income taxes	67,126	4,793	15,477	2,166	4,022	-	93,584
Income tax provision	(5,079)	(770)	(2,487)	(348)	(646)	(5,682)	(15,012)
Net earnings	$62,047	$4,023	$12,990	$1,818	$3,376	$(5,682)	$78,572

Gross margin	48.8%	0.1%	2.0%	0.0%	0.0%	0.0%	50.9%
Operating margin	15.8%	0.9%	3.3%	0.5%	0.9%	0.0%	21.4%

Net earnings per diluted share	$0.46	$0.03	$0.10	$0.01	$0.02	$(0.04)	$0.58
Weighted average diluted shares outstanding	136,050	136,050	136,050	136,050	136,050	136,050	136,050

	Nine Months Ended September 30, 2020

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Loss on debt extinguishment	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$700,482	$1,394	$27,962	$-	$-	$-	$-	$729,838
Operating expenses	(485,600)	7,293	7,560	28,779	18,539	-	-	(423,429)
Earnings from operations	214,882	8,687	35,522	28,779	18,539	-	-	306,409
Non-operating expense, net	(29,869)	-	-	-	-	9,126	-	(20,743)
Earnings before income taxes	185,013	8,687	35,522	28,779	18,539	9,126	-	285,666
Income tax provision	(47,669)	(1,824)	(7,460)	(6,044)	(3,893)	(1,916)	8,809	(59,997)
Net earnings	$137,344	$6,863	$28,062	$22,735	$14,646	$7,210	$8,809	$225,669

Gross margin	50.1%	0.1%	2.0%	0.0%	0.0%	0.0%	0.0%	52.2%
Operating margin	15.4%	0.6%	2.5%	2.1%	1.3%	0.0%	0.0%	21.9%

Net earnings per diluted share	$1.03	$0.05	$0.21	$0.17	$0.11	$0.05	$0.07	$1.70
Weighted average diluted shares outstanding	132,841	132,841	132,841	132,841	132,841	132,841	132,841	132,841

	Nine Months Ended September 30, 2019

	As Reported	Separation, transaction, and integration costs	Amortization of acquired intangibles assets	Restructuring expenses and asset impairment charges	Discrete legal and compliance matters	Discrete tax items	Adjusted Non-GAAP Results
Gross profit	$697,016	$1,230	$25,514	$-	$-	$-	$723,760
Operating expenses	(477,809)	13,297	16,937	5,776	12,097	-	(429,702)
Earnings from operations	219,207	14,527	42,451	5,776	12,097	-	294,058
Non-operating expense, net	(19,201)	-	-	-	-	-	(19,201)
Earnings before income taxes	200,006	14,527	42,451	5,776	12,097	-	274,857
Income tax provision	(30,093)	(2,750)	(8,037)	(1,093)	(2,291)	(7,909)	(52,173)
Net earnings	$169,913	$11,777	$34,414	$4,683	$9,806	$(7,909)	$222,684

Gross margin	49.9%	0.1%	1.8%	0.0%	0.0%	0.0%	51.8%
Operating margin	15.7%	1.0%	3.0%	0.4%	0.9%	0.0%	21.0%

Net earnings per diluted share	$1.24	$0.09	$0.25	$0.03	$0.07	$(0.06)	$1.63
Weighted average diluted shares outstanding	136,826	136,826	136,826	136,826	136,826	136,826	136,826

Note: The Company made certain reclassifications to the prior years' financial statements to conform them to the presentation as of and for the three and nine months ended September 30, 2020 that management has determined had no material effect for the periods presented.